Exhibit 10(7)

UNCONDITIONAL CAPITAL MAINTENANCE AGREEMENT

BETWEEN

AMERICAN INTERNATIONAL GROUP, INC.

AND

UNITED GUARANTY RESIDENTIAL INSURANCE COMPANY

This Unconditional Capital Maintenance Agreement (this “Agreement”), is made, entered into and effective as of July 1, 2013, by and between American International Group, Inc., a corporation organized under the laws of the State of Delaware (“AIG”), and United Guaranty Residential Insurance Company, an insurance company organized under the laws of the State of North Carolina (the “Company”).

WITNESSETH:

WHEREAS, the Company is a mortgage guaranty insurer subject to certain capital requirements of the insurance laws and regulations of North Carolina (the “Domiciliary State”);

WHEREAS, the Company is an indirect wholly owned subsidiary of AIG; and

WHEREAS, AIG has an interest in unconditionally maintaining and enhancing the Company’s financial condition:

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.             Capital Contributions.  In the event that the Company’s capital and surplus for each of the Company’s first and third fiscal quarters (as determined based on the Company’s first and third fiscal quarterly filed statutory financial statements, respectively, subject to any adjustments or modifications thereto required by the Domiciliary State’s insurance department or the Company’s independent auditors) falls below the Company’s Specified Minimum Required Capital (in each case as determined by the Company as of the end of each such first and third fiscal quarters), AIG shall, within the respective time periods set forth under paragraph 4, in accordance with paragraph 5 and in compliance with applicable law, provide to the Company cash, cash equivalents, securities or other instruments that qualify as admitted assets in the Domiciliary State and, if applicable, have been given a designation of 1 or 2 by the Securities Valuation Office of the National Association of Insurance Commissioners (“NAIC”) or an equivalent NAIC designation, but shall not include short-term notes receivable (together, the “Approved Funds”), for purposes of calculating the Company’s capital and surplus, as a contribution and not as a loan, in an amount such that the Company’s capital and surplus as of the end of each of the Company’s second and fourth fiscal quarter, as the case may be, will be at least equal to the Company’s Specified Minimum Required Capital.  Notwithstanding the foregoing, AIG may, at any time as it deems necessary in its sole discretion and in compliance with applicable law, make a contribution to the Company in such amount as is required for the Company’s capital and surplus to equal an amount determined to be appropriate by the Company and AIG.

2.             Dividends.  In the event that the Company’s capital and surplus for each of the Company’s fiscal quarters (as determined based on the Company’s fiscal quarterly filed statutory financial statements, respectively, subject to any adjustments or modifications thereto required by the Domiciliary State’s insurance department or the Company’s independent auditors) is in excess of the Company’s Specified Minimum Required Capital (in each case as determined by the Company as of the end of each such fiscal quarter, as the case may be), the Company shall, within the respective time periods set forth under paragraph 4, in accordance with paragraph 5 and subject to approval by the Company’s board of directors as required by the laws of the Domiciliary State, declare and pay dividends ratably to its equity holders in an aggregate amount equal to the lesser of (i) the amount necessary to reduce the Company’s projected or actual capital and surplus as of each of the end of the Company’s fiscal quarter or fiscal year, as the case may be, to a level equal to or not materially greater than the Company’s Specified Minimum Required Capital or (ii) the maximum amount permitted by the Domiciliary State’s law to be paid as an ordinary dividend less an amount that the Company and AIG agree is appropriate to protect the Company from exceeding such maximum amount allowed by such Domiciliary State’s law as a result of potential audit adjustments or adjustments to the projections on which such dividend amount is based.  For the avoidance of doubt, this paragraph shall only require the Company to pay ordinary dividends subject to the other applicable conditions set forth in this paragraph being satisfied; under no circumstances shall the Company be required to pay any dividend which would trigger the extraordinary dividend provisions of the Domiciliary State, or that is otherwise prohibited by the Domiciliary State.  Notwithstanding the foregoing, (i) this Agreement does not prohibit the payment of extraordinary dividends to reduce the Company’s projected or actual capital and surplus to a level equal to or not materially greater than the Company’s Specified Minimum Required Capital and (ii) AIG may, at any time as it deems necessary in its sole discretion and in compliance with applicable law, permit the Company to retain dividends that would otherwise be required to be paid under this paragraph 2 in such amount as is required for the Company’s capital and surplus to equal an amount determined to be appropriate by the Company and AIG.

3.             Defined Terms.  The term “Specified Minimum Required Capital” shall have the meaning ascribed thereto in Schedule 1 attached hereto, which shall be agreed to by AIG and the Company at least once every year beginning upon the date of the filing of the Company’s 2013 Annual Statement with the Domiciliary State’s insurance department and following review against the capital adequacy standards and criteria (“Agency Criteria”) of each of Standard & Poor’s Corp. (“S&P”) and Moody’s Investors Service (“Moody’s”).  Notwithstanding the obligation of the Company and AIG to review the Specified Minimum Required Capital on an annual basis, the parties hereto agree to review and revise the Specified Minimum Required Capital on a more frequent basis, if the parties agree it is appropriate, to take into account (a) any material changes after the date hereof to any Agency Criteria adopted by any of S&P or Moody’s, on the one hand, or to the law of the Domiciliary State, on the other hand, which causes the results under the Agency Criteria to diverge from that under the law of the Domiciliary State or (b) any other material development or circumstance affecting the Company which AIG and the Company agree merits a reevaluation of the Specified Minimum Required Capital then in effect.

4.             Timing of Capital Contributions and Dividends.  The Company and AIG agree that any contribution to be made under paragraph 1 will take place within the following two time periods per year, as applicable: (a) during the time beginning on the first business day after the filing of the Company’s first fiscal quarterly statutory financial statements and ending on the last business day prior to the end of the Company’s second fiscal quarter; and (b) during the time beginning on the first business day after the filing of the Company’s third fiscal quarterly statutory financial statements and ending on the last business day prior to the end of the Company’s fourth fiscal quarter.  The Company and AIG further agree that any dividends to be made under paragraph 2 will take place as soon as practicable after the filing by the Company of the relevant fiscal quarter-end or fiscal year-end statutory financial statements or such earlier time as may be agreed by the Company and AIG.

5.             Funding Mechanics.  At the time that any contribution is due under paragraph 4, AIG agrees that it will either (a) make such contribution to the Company’s direct parent and cause such direct parent to then contribute such Approved Funds so contributed by AIG to the Company or (b) make such contribution directly to the Company without receiving any capital stock or other ownership interest in exchange therefor, subject in either case to any required regulatory approvals.  At any time any dividends are due under paragraph 4, the Company agrees that it will make such dividend to the Company’s direct parent and will use its best efforts to cause such direct parent to then dividend or otherwise provide such funds to AIG.  All contributions and dividends contemplated under this Agreement shall be approved, declared and made, as applicable, in compliance with applicable law, including, without limitation, approval by the board of directors of each applicable entity (including the Company) and any prior notice or approval requirements specified under applicable rules and regulations of the Domiciliary State.

6.             AIG Policies.  Subject to the requirements of applicable law and the approval, to the extent required, by any or all of the Company’s senior management, relevant management committees, board of directors, and of any insurance regulator, the Company hereby acknowledges that, in a manner consistent with past practice and any other reasonable requirements of AIG, it will comply with all financial and budgetary planning, risk mitigation, derisking or pricing, corporate governance, investment, informational and procedural requirements set forth by AIG.

7.             No Failure to Claim.  AIG hereby waives any failure or delay on the part of the Company in asserting or enforcing any of its rights or in making any claims or demands hereunder.

8.             Termination.  Unless earlier terminated in accordance with this paragraph 8, this Agreement shall continue indefinitely.  AIG shall have the absolute right to terminate this Agreement upon thirty (30) days’ prior written notice to the Company, which notice shall state the effective date of termination (the “Termination Date”); provided, however, that AIG agrees not to terminate this Agreement unless (a) AIG significantly modifies the corporate structure or ownership of the Company, or (b) AIG sells the Company to an acquirer, in either case, (i) having a rating from at least one of S&P, Moody’s or a substitute agency, which is a nationally recognized statistical rating organization, that is at least equal to the lower of (x) AIG’s then-current rating from such agency or (y) the then-current rating of the Company being restructured or sold as supported by this Agreement from such agency; or (ii) such that, immediately on the effective date of the modification of the corporate structure or sale by AIG of the Company, the Company’s capitalization is consistent with the minimum capital adequacy standards and criteria of at least one of S&P, Moody’s or a substitute agency, which is a nationally recognized statistical rating organization, for a rating that is equal to or better than the Company’s then-current rating on the date immediately preceding such modification of corporate structure or sale.  To the extent not terminated previously by AIG pursuant to the foregoing, this Agreement will terminate automatically one year after the closing of any sale of the Company by AIG, and all provisions hereof will be of no further force and effect.  For the avoidance of doubt, the termination of this Agreement pursuant to this paragraph 8 shall not relieve either party of any obligation it may owe to the other party hereunder that existed prior to, and remains outstanding as of, the Termination Date.

9.             Policyholder Rights.  Any policyholder holding a policy issued by the Company prior to the termination of this Agreement shall have the right to demand that the Company enforce the Company’s rights under paragraphs 1, 4 and 5 of this Agreement, and, if the Company fails or refuses to take timely action to enforce such rights or the Company defaults in any claim or other payment owed to any such policyholder when due, such policyholder may proceed directly against AIG to enforce the Company’s rights under paragraphs

1, 4 and 5 of this Agreement; provided, however, that no policyholder of the Company may take any action authorized under this paragraph 9 unless and until (a) such policyholder has given AIG written notice of its intent to enforce the terms of this Agreement as provided in this paragraph 9, which notice shall specify in reasonable detail the nature of and basis for the policyholder’s complaint and (b) AIG has failed to comply with this Agreement within sixty (60) days after such notice is given; and, provided, further, that upon termination of this Agreement in accordance with paragraph 8 hereof, the rights of any policyholder as provided for under this paragraph 9 shall terminate effective as of the Termination Date, except with respect to the obligation of AIG (if any) to make capital contributions to the Company pursuant to paragraphs 1, 4 and 5 of this Agreement solely to the extent such obligation arose prior to, and remained unsatisfied as of, the Termination Date (it being understood that upon AIG’s satisfaction of all such obligations after the Termination Date, no such policyholder shall have any rights against the Company or AIG, as the case may be, under this paragraph 9).

10.          No Indebtedness; No Policyholder Recourse Against AIG.  This Agreement is not, and nothing herein contained and nothing done pursuant hereto by AIG shall constitute or be construed or deemed to constitute, an evidence of indebtedness or an obligation or liability of AIG as guarantor, endorser, surety or otherwise in respect of any obligation, indebtedness or liability, of any kind whatsoever, of the Company.  This Agreement does not provide, and is not intended to be construed or deemed to provide, any policyholder of the Company with recourse to or against any of the assets of AIG.

11.          Notices.  Any notice, instruction, request, consent, demand or other communication required or contemplated by this Agreement shall be in writing, shall be given or made or communicated by United States first class mail, addressed as follows:

If to AIG:

American International Group, Inc.

180 Maiden Lane

New York, New York 10038

Attention:  Secretary

If to the Company:

United Guaranty Residential Insurance Company

230 North Elm Street

Greensboro, NC 27401

Attention:  Chief Financial Officer

with a copy (which shall not constitute notice) to:

United Guaranty Residential Insurance Company

Law Department

230 North Elm Street

Greensboro, NC 27401

Attention:  United Guaranty Residential Insurance Company General Counsel

12.          Entire Agreement.  The parties acknowledge that the (i) Amended and Restated Agreement dated as of October 10, 2008, and (ii) Agreement dated as of July 1, 2003, relating to net worth and liquidity between AIG and the Company have been terminated by the parties in accordance with their terms.

13.          Successors.  The covenants, representations, warranties and agreements herein set forth shall be mutually binding upon and inure to the mutual benefit of AIG and its successors and the Company and its successors.

14.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to the principles of conflict of laws.

15.          Severability.  If any provision of this Agreement shall be declared null, void or unenforceable in whole or in part by any court, arbitrator or governmental agency, said provision shall survive to the extent it is not so declared and all the other provisions of this Agreement shall remain in full force and effect unless, in each case, such declaration shall serve to deprive any of the parties hereto of the fundamental benefits of or rights under this Agreement.

16.          Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussion, whether oral or written, of the parties.  This Agreement may be amended at any time by written agreement or instrument signed by the parties hereto.

17.          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

18.          Counterparts.  This Agreement may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Charles Shamieh
Name: Charles Shamieh
Title: Senior Vice President and Chief Actuary

UNITED GUARANTY RESIDENTIAL INSURANCE COMPANY

By:	/s/ Charles E. Compton
Name: Charles E. Compton
Title: Chief Financial Officer and Executive Vice President

By:	/s/ Margaret DuB. Avery
Name: Margaret DuB. Avery
Title: Secretary

SCHEDULE 1

All computations shall comply with North Carolina General Statutes 58-10-120 and 58-10-125(a) and written guidance from the North Carolina Department of Insurance.

“Specified Minimum Required Capital” shall initially equal Aggregate Insured Risk Outstanding divided by 21.  For purposes of this definition, “Aggregate Insured Risk Outstanding” shall equal the Company’s net (that is, net of reinsurance ceded but including reinsurance assumed) insured risk in force on policies that provide insurance on mortgage loans that are currently performing but does not include the Company’s risk on policies providing insurance on mortgage loans that are currently in Default and for which a case or Incurred But Not Reported (IBNR) reserve has been established.   (Source:  Letter from the North Carolina Department of Insurance to United Guaranty April 8, 2009; Default is defined as it is in United Guaranty’s insurance policies.)